                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                                 Saucony, Inc.
                (Name of Registrant as Specified In Its Charter)

      (Name of Person(s) Filing Proxy Statement if other than Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

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

                                 SAUCONY, INC.
                              13 CENTENNIAL DRIVE
                          PEABODY, MASSACHUSETTS 01960

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 18, 2000

                            ------------------------

     The Annual Meeting of Stockholders of Saucony, Inc. (the "Company") will be held at the offices of the Company, 13 Centennial Drive, Peabody, Massachusetts, on Thursday, May 18, 2000 at 11:00 a.m., local time, to consider and act upon the following matters:

          1. To elect six directors.

          2. To approve an amendment to the Company's 1993 Equity Incentive Plan, as amended, increasing the number of shares issuable under the plan from 1,150,000 to 1,900,000.

          3. To ratify the selection by the Board of Directors of PricewaterhouseCoopers LLP as the Company's independent accountants for the current fiscal year.

          4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Holders of record of the Company's Class A Common Stock at the close of business on April 3, 2000 will be entitled to vote at the meeting or any adjournment thereof.

                                            By Order of the Board of Directors,

                                            David E. Redlick, Clerk

Peabody, Massachusetts
April 20, 2000

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                                 SAUCONY, INC.
                              13 CENTENNIAL DRIVE
                          PEABODY, MASSACHUSETTS 01960

                            ------------------------

                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 18, 2000

                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Saucony, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on May 18, 2000 and at any adjournment of that meeting (the "Annual Meeting"). All shares of Class A Common Stock, $.33 1/3 par value per share, of the Company (the "Class A Common Stock") for which proxies are submitted will be voted in accordance with the stockholders' instructions, and if no choice is specified, the shares will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation to the Clerk of the Company or by voting in person at the Annual Meeting.

     The Company's Annual Report for the fiscal year ended December 31, 1999 ("fiscal 1999") is being mailed to stockholders with the mailing of this Notice and Proxy Statement, which is first being mailed to stockholders on or about April 21, 2000.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), EXCLUDING EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST TO MICHAEL UMANA, CHIEF FINANCIAL OFFICER, SAUCONY, INC., 13 CENTENNIAL DRIVE, PEABODY, MASSACHUSETTS 01960. EXHIBITS WILL BE PROVIDED UPON WRITTEN REQUEST AND PAYMENT OF AN APPROPRIATE PROCESSING FEE.

VOTING SECURITIES AND VOTES REQUIRED

     The Board of Directors has fixed April 3, 2000 as the record date (the "Record Date") for determining holders of Class A Common Stock who are entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were outstanding and entitled to vote 2,618,827 shares of Class A Common Stock. Each share is entitled to one vote. The holders of the Company's Class B Common Stock, $.33 1/3 par value per share (the "Class B Common Stock"), are not entitled to vote at the Annual Meeting.

     The holders of a majority of the shares of Class A Common Stock outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Class A Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Annual Meeting.

     The affirmative vote of the holders of a plurality of the shares of Class A Common Stock voting on the matter is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Class A Common Stock voting on the matter is required to approve the amendment to the Company's 1993 Equity Incentive Plan, as amended, and to ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the current fiscal year.

     Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and also will not be counted as shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the shares voting on the matter.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The table below sets forth information concerning beneficial ownership of the Company's Class A Common Stock and Class B Common Stock (collectively, the "Common Stock") by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Class A Common Stock, (ii) each director, (iii) each of the executive officers named in the Summary Compensation Table set forth in "Compensation of Executive Officers" below (the "Named Executive Officers") and (iv) all directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, all information set forth in the table is as of March 31, 2000.

     The number of shares beneficially owned by each person and shown below is determined under rules of the Commission, and the information is not necessarily indicative of ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after March 31, 2000 through the exercise of any stock option or other right. Applicable percentage ownership in the table below is based on 2,618,827 shares of Class A Common Stock and 3,612,769 shares of Class B Common Stock outstanding as of March 31, 2000. Unless otherwise indicated, each person has sole investment and voting power with respect to the shares set forth in the following table. The inclusion herein of any shares of Common Stock deemed under the rules of the Commission to be beneficially owned does not constitute an admission by such stockholder of beneficial ownership of those shares of Common Stock.

                                                   NUMBER OF SHARES            PERCENTAGE OF
                                                  BENEFICIALLY OWNED         CLASS OUTSTANDING
                                                ----------------------      --------------------
                                                 CLASS A       CLASS B      CLASS A      CLASS B
                                                ---------      -------      -------      -------
5% STOCKHOLDERS
John H. Fisher................................    890,936(1)   224,361(2)    34.0%         6.2%
  c/o Saucony, Inc.
  13 Centennial Drive
  Peabody, MA 01960
Charles A. Gottesman and Merrill F.
  Gottesman...................................    890,936(3)   211,267(4)    34.0          5.8
  c/o Saucony, Inc.
  13 Centennial Drive
  Peabody, MA 01960
PooRoo LLC....................................    382,472(5)        --       14.6           --
  c/o Saucony, Inc.
  13 Centennial Drive
  Peabody, MA 01960
Dimensional Fund Advisors Inc. ...............    185,600(6)   243,800(6)     7.1          6.8
  1299 Ocean Avenue
  Santa Monica, CA 90401
OTHER DIRECTORS
John M. Connors, Jr...........................         --       19,500(7)      --            *
Phyllis H. Fisher.............................         --       18,502(8)      --            *
Robert J. LeFort, Jr..........................         --       24,500(9)      --            *
John J. Neuhauser.............................         --       30,500(10)     --            *

                                                   NUMBER OF SHARES            PERCENTAGE OF
                                                  BENEFICIALLY OWNED         CLASS OUTSTANDING
                                                ----------------------      --------------------
                                                 CLASS A       CLASS B      CLASS A      CLASS B
                                                ---------      -------      -------      -------
OTHER NAMED EXECUTIVE OFFICERS
Arthur E. Rogers, Jr..........................     16,750        7,710(11)      *            *
Wolfgang Schweim..............................        800        3,520          *            *
Kenneth W. Graham.............................      1,000        6,880(12)      *            *
All directors and executive officers as a
  group (13 persons)..........................  1,251,540      508,790(13)   47.8         13.6

---------------
  *  Less than 1%

 (1) Includes 382,472 shares held by PooRoo LLC, of which each of Mr. Fisher and his sister, Merrill F. Gottesman, has a 50% membership interest and shares investment and voting power; 166,820 shares held in trust for the benefit of Mr. Fisher and Mrs. Gottesman for which Mr. Fisher and Mrs. Gottesman are trustees and share investment and voting power; 1,333 shares held by Mr. Fisher's daughter for which Mr. Fisher exercises sole voting and investment power; 311,129 shares held by Mr. Fisher for which he exercises sole investment and voting power; 4,000 shares held by Mrs. Donna Fisher, Mr. Fisher's wife; 14,382 shares held in trust for the benefit of Mr. Fisher's children, for which Mr. Fisher is the trustee and exercises sole voting power; and 10,800 shares held in a generation skipping trust for which Mr. Fisher exercises sole voting and investment power. Mr. Fisher disclaims beneficial ownership of 191,236 shares held by PooRoo LLC, of which Mr. Fisher and Mrs. Gottesman share investment and voting power, and further disclaims beneficial ownership of 83,410 shares held in trust for the benefit of Mrs. Gottesman for which Mr. Fisher and Mrs. Gottesman are trustees and share investment and voting power.

 (2) Includes 46,820 shares held in trust for the benefit of Mr. Fisher and Mrs. Gottesman for which Mr. Fisher and Mrs. Gottesman are trustees and share investment and voting power; 10,800 shares held in a generation skipping trust for which Mr. Fisher exercises sole investment power; 1,582 shares held in trust for the benefit of Mr. Fisher's daughter for which Mr. Fisher is the trustee and exercises sole investment and voting power; 157,509 shares held by Mr. Fisher for which he exercises sole investment and voting power; and 7,650 shares which Mr. Fisher has the right to acquire pursuant to outstanding options exercisable within 60 days after March 31, 2000. Mr. Fisher disclaims beneficial ownership of 23,410 shares over which Mr. Fisher and Mrs. Gottesman share investment power.

 (3) Includes 382,472 shares held by PooRoo LLC, of which each of Merrill F. Gottesman and John H. Fisher has a 50% membership interest and shares investment and voting power; 166,820 shares held in trust for the benefit of Mrs. Gottesman and Mr. Fisher for which Mrs. Gottesman and Mr. Fisher are trustees and share investment and voting power; 10,666 shares held by Mr. and Mrs. Gottesman's daughters for which Mr. and Mrs. Gottesman exercise shared investment and voting power; 7,964 shares held in trust for the benefit of Mr. and Mrs. Gottesman's daughters for which Mrs. Gottesman is the trustee and exercises sole investment and voting power; 101,481 shares held in the name of Mr. Gottesman; and 221,533 shares held in the name of Mrs. Gottesman. Mr. Gottesman disclaims beneficial ownership of 191,236 shares held by PooRoo LLC, of which Mrs. Gottesman and Mr. Fisher share investment and voting power, and further disclaims beneficial ownership of 83,410 shares held in trust for the benefit of Mr. Fisher for which Mrs. Gottesman and Mr. Fisher are trustees and share investment and voting power.

 (4) Includes 142,833 shares that Mr. Gottesman jointly owns with his wife, Merrill F. Gottesman; 3,164 shares held in trust for the benefit of Mr. and Mrs. Gottesman's daughters for which Mrs. Gottesman is trustee and exercises sole investment and voting power; 46,820 shares held in trust for the benefit of

     Mrs. Gottesman and Mr. Fisher, for which Mrs. Gottesman and Mr. Fisher are trustees and share investment and voting power; 10,800 shares held in the name of Mrs. Gottesman; and 7,650 shares which Mr. Gottesman has the right to acquire pursuant to outstanding options exercisable within 60 days after March 31, 2000. Mr. Gottesman disclaims beneficial ownership of 23,410 shares over which Mrs. Gottesman and Mr. Fisher share investment power.

 (5) The information reported is based on a Schedule 13D, dated February 26, 1999, filed with the Commission by PooRoo LLC, PooRoo, Inc., John H. Fisher and Charles A. Gottesman and Merrill F. Gottesman. PooRoo LLC is the direct owner of 382,472 shares. PooRoo, Inc. is the managing member of PooRoo LLC and as a result is deemed to have an indirect interest in and the power to direct the vote and disposition of the 382,472 shares held by PooRoo LLC.

 (6) The information reported is based on a Schedule 13G, dated February 3, 2000, filed with the Commission by Dimensional Fund Advisors Inc. ("Dimensional"). Dimensional is a registered investment advisor and deemed to have beneficial ownership of all of such shares. These shares are held in investment vehicles, including commingled group trusts, to which Dimensional serves as investment advisor and investment manager. Dimensional disclaims beneficial ownership of all such shares.

 (7) Consists of 19,500 shares which Mr. Connors has the right to acquire pursuant to outstanding options exercisable within 60 days after March 31, 2000.

 (8) Consists of 13,500 shares of Class B Common Stock which Mrs. Fisher has the right to acquire pursuant to outstanding stock options exercisable within 60 days of March 31, 2000 and 5,002 shares held by Mrs. Fisher for which she exercises sole investment power.

 (9) Includes a total of 22,000 shares which Mr. LeFort has the right to acquire pursuant to outstanding options exercisable within 60 days after March 31, 2000.

(10) Consists of 30,500 shares which Mr. Neuhauser has the right to acquire pursuant to outstanding options exercisable within 60 days after March 31, 2000.

(11) Includes a total of 7,610 shares which Mr. Rogers has the right to acquire pursuant to outstanding options exercisable within 60 days after March 31, 2000.

(12) Includes a total of 5,880 shares which Mr. Graham has the right to acquire pursuant to outstanding options exercisable within 60 days after March 31, 2000.

(13) Includes a total of 119,180 shares which all executive officers and directors have the right to acquire pursuant to outstanding options exercisable within 60 days after March 31, 2000.

     There are no agreements among any of the foregoing persons or entities with respect to the voting of shares of Class A Common Stock of the Company.

                             ELECTION OF DIRECTORS

     Unless otherwise instructed, the persons named in the accompanying proxy will vote to elect as directors the six nominees named below, all of whom are presently directors of the Company. The proxy may not be voted for more than six directors. If a nominee becomes unable or unwilling to serve as a director, the person acting under the proxy may vote the proxy for the election of a substitute. It is not presently contemplated that any of the nominees will be unwilling to serve as a director.

     Set forth below are the name and age of each nominee for director and the positions and offices held by him or her with the Company, his or her principal occupation and business experience during the past five years, the names of other publicly held companies of which he or she serves as a director and the year of the commencement of his or her term as a director of the Company.

     JOHN M. CONNORS, JR., age 57, has been a director since 1998. Mr. Connors has been Chief Executive Officer of Hill, Holliday, Connors, Cosmopulos, Inc., an advertising firm, since 1968. He is a member of the boards of directors of Lycos, Inc., an Internet company, Geerlings & Wade, Inc., a direct marketer of wines and John Hancock Financial Services, Inc., a financial services provider.

     JOHN H. FISHER, age 52, has been a director since 1980. Mr. Fisher has been Chief Executive Officer of the Company since 1991. He served as Chief Operating Officer from 1985 to 1991, as Executive Vice President from 1981 to 1985 and as Vice President, Sales from 1979 to 1981. Mr. Fisher is a member of the World Federation of Sporting Goods Industries, is the former Chairman of the Athletic Footwear Council of the Sporting Goods Manufacturers Association, and is a member of various civic associations. Mr. Fisher is the son of Phyllis H. Fisher and the brother-in-law of Charles A. Gottesman.

     PHYLLIS H. FISHER, age 77, is a retired investor and has been a director since 1982.

     CHARLES A. GOTTESMAN, age 49, has been a director since 1983. Mr. Gottesman has served as Executive Vice President and Chief Operating Officer of the Company since 1992, Executive Vice President, Finance from 1989 to 1992, Senior Vice President from 1987 to 1989, Vice President from 1985 to 1987, Treasurer from 1983 to 1989, and in a number of other capacities beginning in 1977. Mr. Gottesman is the son-in-law of Phyllis H. Fisher and the brother-in-law of John
H. Fisher.

     ROBERT J. LEFORT, JR., age 46, has been a director since 1997. Mr. LeFort has served since 1992 as President of Magnetix Group, an audio duplication and fully integrated order fulfillment company.

     JOHN J. NEUHAUSER, age 57, has been a director since 1989. Mr. Neuhauser has been Dean of the Faculty and Academic Vice President of Boston College since 1999. From 1978 to 1999, Mr. Neuhauser was Dean of Boston College's Carroll School of Management (business school). From 1971 to 1977, he held the position of Associate Professor and Chairman of the Computer Science Department of Boston College. He is presently a director of all of the mutual funds of the Colonial Group and in recent years has been a director of Logic World, Inc. and of Wakefield Software Systems, Inc., companies engaged in the computer industry. He currently is a Corporator of Emerson Hospital and is a former member of the Executive Committee of the Boston Management Consortium.

BOARD AND COMMITTEE MEETINGS

     The Board of Directors met four times during fiscal 1999 and acted by written consent on six occasions. Each director attended at least 75% of the aggregate number of Board meetings and the number of meetings held by all committees on which he or she then served.

     The Company has a standing Audit Committee of the Board of Directors, which reviews the effectiveness of the auditors during the annual audit, reviews the adequacy of financial statement disclosures, discusses the Company's internal control policies and procedures and considers and recommends the selection of the

Company's independent accountants. The Audit Committee met two times during fiscal 1999. The members of the Audit Committee are Messrs. LeFort and Neuhauser.

     The Company also has a standing Compensation Committee of the Board of Directors, which is responsible for establishing compensation policies with respect to the Company's executive officers, including the Chief Executive Officer and the other Named Executive Officers, and setting the compensation levels for these individuals. The Compensation Committee also considers and makes recommendations to the Board of Directors with respect to such matters as the establishment and implementation of employee incentive plans and administers the Company's 1993 Equity Incentive Plan, as amended. The Compensation Committee met twice and acted by written consent on five occasions during fiscal 1999. The members of the Compensation Committee are Messrs. LeFort and Neuhauser. See "Report of the Compensation Committee on Executive Compensation."

     The Company has no standing nominating committee of the Board of Directors.

COMPENSATION OF DIRECTORS

     Non-employee directors are each paid an annual retainer of $16,500 and $1,500 per Board of Directors meeting they attend.

                       COMPENSATION OF EXECUTIVE OFFICERS

     Summary Compensation Table. The following table sets forth certain information with respect to the compensation, for the last three fiscal years, of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers during fiscal 1999:

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                      ANNUAL COMPENSATION(1)        COMPENSATION(1)
                                    --------------------------   ---------------------
                                                                 SECURITIES UNDERLYING      ALL OTHER
   NAME AND PRINCIPAL POSITION      YEAR    SALARY     BONUS            OPTIONS          COMPENSATION(2)
   ---------------------------      ----   --------   --------   ---------------------   ---------------
John H. Fisher....................  1999   $319,506   $700,980          32,750               $13,700
  President and                     1998    315,406    220,646              --                12,866
  Chief Executive Officer           1997    305,660         --          12,750                12,696
Charles A. Gottesman..............  1999   $287,555   $700,980          32,750               $15,370
  Executive Vice President          1998    283,865    220,646              --                13,885
  and Chief Operating Officer       1997    275,094         --          12,750                13,026
Arthur E. Rogers, Jr..............  1999   $200,000   $200,000          31,100               $ 8,607
  President, Saucony North America  1998    180,000     87,500              --                 7,353
                                    1997    130,000         --          11,100                 1,625
Wolfgang Schweim..................  1999   $216,220   $ 20,000          11,100               $12,455
  President, Saucony International  1998    224,536     10,000              --                 2,666
                                    1997    213,561         --          12,750                 3,183
Kenneth W. Graham.................  1999   $157,101   $ 29,000           9,800               $ 6,240
  Senior Vice President             1998    163,607     10,000              --                 5,045
  Research & Development            1997    149,269         --           9,800                 4,931

---------------
(1) The Company does not have a long-term compensation plan that includes long-term incentive payouts. No stock appreciation rights have been granted to or are held by any of the Named Executive Officers.

(2) Amounts shown in this column represent (i) the Company's payment of split-dollar life insurance premiums, (ii) the Company's contributions under its Supplemental Executive Retirement Plan, (iii) the Company's contributions under its 401(k) savings plan and (iv) the value of below-market loans made by the Company to the Named Executive Officers (the value based on the difference between the market interest rate and the actual interest rate). The Company paid split-dollar life insurance premiums of $10,500, $11,050, $5,000, $2,666 and $3,000 for Messrs. Fisher,
    Gottesman, Rogers, Schweim, and Graham, respectively, for the last fiscal year. The Company's contributions under its Supplemental Executive Retirement Plan for Messrs. Fisher, Gottesman, Rogers, Schweim and Graham for the last fiscal year were $3,200, $4,320, $3,607, $9,789 and $3,240, respectively.

     Option Grants Table. The following table sets forth information concerning individual grants of options to purchase the Company's Class B Common Stock made to the executive officers named in the Summary Compensation Table during Fiscal 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                 INDIVIDUAL GRANTS
                        -------------------------------------------------------------------
                                                              MARKET PRICE ON
                                     % OF TOTAL                DATE OF GRANT                  POTENTIAL REALIZABLE VALUE
                        NUMBER OF     OPTIONS                  OF SECURITIES                  AT ASSUMED ANNUAL RATES OF
                        SECURITIES   GRANTED TO   EXERCISE       UNDERLYING                    STOCK PRICE APPRECIATION
                        UNDERLYING   EMPLOYEES     OR BASE        OPTIONS                         FOR OPTION TERM(3)
                         OPTIONS     IN FISCAL      PRICE         GRANTED        EXPIRATION   --------------------------
         NAME           GRANTED(1)    YEAR(2)     ($/SHARE)      ($/SHARE)          DATE         5%             10%
         ----           ----------   ----------   ---------   ----------------   ----------   --------     -------------
John H. Fisher........    12,750         3.7%      $ 5.64          $ 5.13         01/07/04    $11,519        $ 33,359
                          20,000         5.8        16.16           14.69         10/18/04     51,780         149,963
Charles A.
  Gottesman...........    12,750         3.7         5.64            5.13         01/07/04     11,519          33,359
                          20,000         5.8        16.16           14.69         10/18/04     51,780         149,963
Arthur E. Rogers,
  Jr. ................    11,100         3.2         5.13            5.13         01/07/04     15,717          34,730
                          20,000         5.8        14.69           14.69         10/18/04     81,160         179,343
Wolfgang Schweim......    11,100         3.2         5.13            5.13         01/07/04     15,717          34,730
Kenneth W. Graham.....     9,800         2.8         5.13            5.13         01/07/04     13,876          30,663

---------------
(1) Mr. Fisher's options were granted on January 7, 1999 and October 18, 1999; Mr. Gottesman's options were granted on January 7, 1999 and October 18, 1999; Mr. Roger's options were granted on January 7, 1999 and October 18, 1999; Mr. Schweim's options were granted on January 7, 1999; and Mr. Graham's options were granted on January 7, 1999. The options granted on January 7, 1999 vest in equal annual installments over a five-year period and the options granted on October 18, 1999 vest in equal annual installments over a three-year period.

(2) In fiscal 1999, options to purchase a total of 345,575 shares of Class B Common Stock were granted to employees of the Company, including executive officers. No options to purchase shares of Class A Common Stock were granted in 1999.

(3) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the Company's Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the SEC and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Company's Common Stock.

     Aggregated Option Exercises in last Fiscal Year and Fiscal Year End Option Table. The following table sets forth certain information regarding stock options exercised during fiscal 1999 and held as of December 31, 1999 by the Named Executive Officers.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES

                                                             NUMBER OF SHARES            VALUE OF UNEXERCISED
                                SHARES                    UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                               ACQUIRED                 OPTIONS AT FISCAL YEAR-END        FISCAL YEAR-END(2)
                                  ON         VALUE      ---------------------------   ---------------------------
            NAME               EXERCISE   REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----               --------   -----------   -----------   -------------   -----------   -------------
John H. Fisher...............  19,150(3)   $272,888      35,100(3)      40,400(3)      $302,761       $170,139
Charles A. Gottesman.........  17,220(3)    245,385      30,100(3)      40,400(3)       271,536        170,139
Arthur E. Rogers, Jr.........     100(3)        588       5,390(3)      37,810(3)        50,721        160,473
Wolfgang Schweim.............  27,600(3)    383,475           0(3)      18,750(3)            --        169,322
Kenneth W. Graham............   8,764(3)    137,650       3,920(3)      15,680(3)        36,995        141,243

---------------
(1) Value based on last sale price of the Class B Common Stock on the date of exercise less the exercise price.
(2) Value based on last sale price of the Common Stock at the fiscal year end ($13.88 per share of Class B Common Stock) less the exercise price.
(3) Represents shares of Class B Common Stock.

OTHER EXECUTIVE COMPENSATION

     All vice presidents of the Company are eligible to participate in the Company's Vice President Bonus Plan, which has been approved by the Board of Directors upon recommendation of the Compensation Committee. To be eligible for this plan, an executive must be a vice president for the entire fiscal year. Bonuses awarded to a vice president under this plan are limited to a maximum of 25% of the vice president's salary for the previous fiscal year, and are based on the level of attainment of certain sales and pre-tax profit objectives of the Company or the division for which the vice president is responsible.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Company's Board of Directors consists of Messrs. Lefort and Neuhauser. No executive officer of the Company has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Company's Board of Directors is responsible for establishing compensation policies with respect to the Company's executive officers, including the Chief Executive Officer and the other executive officers named in the Summary Compensation Table, and setting the compensation for these individuals.

     The Compensation Committee seeks to achieve three broad goals in connection with the Company's executive compensation programs and decisions regarding individual compensation. First, the Compensation Committee structures executive compensation programs in a manner that the Committee believes will enable the Company to attract and retain key executives. Second, the Compensation Committee establishes compensation programs that are designed to reward executives for the achievement of specified business objectives of the Company and/or the individual executive's particular business unit. By tying compensation in part to particular goals, the Compensation Committee believes that a performance-oriented environment is created for the Company's executives. Finally, the Company's executive compensation programs are intended to provide executives with an equity interest in the Company so as to link a portion of the compensation of the Company's executives with the performance of the Company's Common Stock.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the Company's Chief Executive Officer and four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the compensation granted to the Company's executive officers through option issuances under the 1993 Equity Incentive Plan in a manner that is intended to avoid disallowance of deductions under Section 162(m). Nevertheless, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be in excess of the limit when the Compensation Committee believes such payments are appropriate and in the best interests of its stockholders, after taking into consideration changing business conditions and the performance of its employees. In fiscal 1999, the salary, bonus and other compensation paid to John H. Fisher, the Company's Chief Executive Officer, and Charles A. Gottesman, the Company's Executive Vice President and Chief Operating Officer, exceeded the $1 million limit by approximately $34,000 and $4,000, respectively. Therefore, under Section 162(m), the Company will not be able to deduct for federal income tax purposes an aggregate of up to approximately $38,000 of the compensation paid in fiscal 1999 to Messrs. Fisher and Gottesman.

     The compensation programs for the Company's executives established by the Compensation Committee consist of three elements based upon the objectives described above: base salary; annual cash bonus; and a stock-based equity incentive in the form of participation in the 1993 Equity Incentive Plan, as amended. In establishing base salaries for executives, the Compensation Committee monitors salaries at other companies, considers historic salary levels of the individual and the nature of the individual's responsibilities and compares the individual's base salary with those of other executives at the Company. To the extent determined to be appropriate, the Compensation Committee also considers general economic conditions, the Company's financial performance and the individual's performance in establishing base salaries of executives.

     The Compensation Committee believes that the Chief Executive Officer's base salary for fiscal 1999 was appropriate based on its evaluation of Mr. Fisher's performance during fiscal 1999 and his historic and anticipated future contributions to the Company. The Compensation Committee also believes that the base salary levels of its other executive officers were appropriate in light of the factors described in the preceding paragraph.

     The Compensation Committee generally structures cash bonuses by linking them to the achievement of specified Company and/or business unit performance objectives. In accordance with the provisions of their expired employment agreements, the bonuses awarded to Messrs. Fisher and Gottesman were based upon a percentage of pre-tax net income (as defined) of the Company or the applicable business unit. For certain other executive officers, the Board of Directors, upon recommendation of the Compensation Committee, has adopted a Vice President Bonus Plan pursuant to which vice presidents of the Company are eligible for bonuses (calculated as a percentage of annual salary) upon the attainment of certain sales and pre-tax profit objectives which are fixed by the Board of Directors for the Company or certain of its divisions. The Compensation Committee believes that these arrangements tie the executive's performance closely to a key measure of success of the Company or the executive's business unit. The bonus for Mr. Fisher for fiscal 1999 of $700,980 was equal to 4% of the Company's pre-tax profit. The Compensation Committee believes that awarding Mr. Fisher this type of bonus effectively aligns Mr. Fisher's compensation with the success of the Company and was appropriate based upon the Compensation Committee's evaluation of Mr. Fisher's performance in fiscal 1999. Key quantitative factors affecting the Compensation Committee's evaluation of Mr. Fisher included the Company's revenues and pre-tax profit. The key qualitative factor affecting the Compensation Committee's evaluation of Mr. Fisher was his leadership of the Company.

     For other executive officers, the Board of Directors, upon recommendation of the compensation has adopted a Vice President Bonus Plan pursuant to which vice presidents of the Company are eligible for bonuses (calculated as a percentage of annual salary) upon the attainment of certain sales and pre-tax profit objectives which are fixed by the Board of Directors for the Company or certain of its divisions.

                                            Robert J. LeFort, Jr.
                                            John J. Neuhauser

                            STOCK PERFORMANCE CHART

     The following graph compares the cumulative total stockholder return on the Company's outstanding Common Stock during the Company's five fiscal years ending December 31, 1999 with the cumulative total return over the same period of (i) the Russell 2000 Index and (ii) a peer group index utilized to provide a comparison between the Company's stock performance with that of footwear companies having market capitalization similar to that of the Company (the "Saucony Footwear Index"). This comparison assumes the investment of $100 on December 31, 1993 in the Company's Common Stock, the Russell Index and the Saucony Footwear Index and assumes dividends, if any, are reinvested.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
[PERFORMANCE GRAPH]

                                                                                                         SAUCONY FOOTWEAR INDEX
                                                      SAUCONY, INC.            RUSSELL 2000 INDEX                  (1)
                                                      -------------            ------------------        ----------------------
1994                                                       100                         100                         100
1995                                                        81                         126                          88
1996                                                       103                         145                         142
1997                                                        80                         175                         114
1998                                                       138                         169                          76
1999                                                       297                         202                         110

---------------
(1) Saucony Footwear Index consists of Converse, Inc., Fila Holdings SPA, K-Swiss, Inc. - Class A, Stride Rite Corp., Timberland Co. - Class A, and Vans, Inc. The returns of each component company of the Saucony Footwear Index is weighted according to the respective company's stock market capitalization at the beginning of the period.

              APPROVAL OF AMENDMENT TO 1993 EQUITY INCENTIVE PLAN

     On March 28, 2000, the Board of Directors adopted, subject to stockholder approval, an amendment (the "Amendment") to the Company's 1993 Equity Incentive Plan, as previously amended (the "Equity Incentive Plan") increasing the number of shares of Common Stock authorized for issuance from 1,150,000 to 1,900,000, in the aggregate. If the Amendment is approved, the Company will have additional authorized shares of Class A Common Stock and Class B Common Stock available for future stock option grants and awards of restricted stock. The Board of Directors believes that options and awards have been an important element in attracting and retaining key employees and directors who are expected to contribute to the Company's growth and success and that the increase in shares authorized for issuance under the Equity Incentive Plan effected by the Amendment will enable the Company to continue to use options and awards as important recruiting and retention tools.

     In order for options and restricted stock granted under the Equity Incentive Plan, as amended by the Amendment, to comply with applicable regulatory rules and tax laws, the Board of Directors has deemed it advisable to obtain stockholder approval of the Amendment.

     Under the terms of the Equity Incentive Plan, the Company is authorized to make awards of restricted stock and to grant incentive and non-statutory options to employees (including officers and directors) of, and consultants and advisors to, the Company to purchase shares of the Common Stock of the Company. Stock options and restricted stock awards may be granted or made with respect to either Class A Common Stock or Class B Common Stock (although it is the current intention of the Board of Directors to grant options and make restricted stock awards only with respect to Class B Common Stock). THE BOARD OF DIRECTORS BELIEVES THAT THE AMENDMENT IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE FOR THIS PROPOSAL.

     The following is a brief summary of the material terms of the Equity Incentive Plan. This summary is qualified in its entirety by reference to the Equity Incentive Plan, a copy of which may be obtained from the Secretary of the Company.

ELIGIBILITY

     All employees of the Company are eligible to receive stock options, non-statutory stock options and awards of restricted stock. Outside consultants and advisors to the Company are eligible to receive only non-statutory options and awards of restricted stock under the Equity Incentive Plan. The maximum number of shares with respect to which options or restricted stock may be granted to any person under the Equity Incentive Plan may not exceed 150,000 in any calendar year. Incentive stock options and options which the Compensation Committee intends to qualify as performance-based compensation under Section 162(m) of the Code may not be granted at an exercise price less than the fair market value of the Common Stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding 10% or more of the voting stock of the Company). All other options may be granted at an exercise price established by the Compensation Committee, which may be less than, equal to or greater than the fair market value of the Common Stock on the date of grant.

     As of December 31, 1999, the Company had approximately 494 employees, all of whom are eligible to participate in the Equity Incentive Plan. The number of individuals receiving stock options varies from year to year depending on various factors, such as the number of promotions and the Company's hiring needs during the year, and thus the Company cannot now determine award recipients.

ADMINISTRATION

     The Board of Directors of the Company has delegated administration of the Equity Incentive Plan to its Compensation Committee, consisting of Messrs. LeFort and Neuhauser.

STOCK OPTIONS

     Stock options entitle the optionee to purchase Common Stock from the Company, for a specified exercise price, during the periods specified in the applicable option agreement. The Board of Directors or the Compensation Committee selects the persons to whom options are granted, determines the times at which options are granted, and determines the number of shares covered by each option, its exercise price, its vesting schedule and its expiration date. Payment of the option exercise price may be made in cash, shares of Common Stock, a combination of cash and stock or by any other method (including delivery of a promissory note payable on terms specified by the Compensation Committee) approved by the Board of Directors or the Compensation Committee consistent with applicable laws and regulations. Incentive stock options and options granted to the Company's officers, directors and affiliates are not assignable or transferable except by will or the laws of descent and distribution and, in the case of non-statutory options granted to officers, directors and affiliates, pursuant to a qualified domestic relations order.

RESTRICTED STOCK AWARDS

     Restricted stock awards entitle the recipient to purchase Common Stock from the Company under terms which provide for vesting over a period of time and a right of repurchase of unvested stock when the recipient's relationship with the Company terminates. The Board of Directors or the Compensation Committee selects the recipients of restricted stock awards, determines the times at which restricted stock awards are made, and determines the number of shares of Common Stock subject to the award, the purchase price (which can be less than the fair market value of the Common Stock) and the vesting schedule for such shares. The recipient may not sell, transfer or otherwise dispose of shares subject to a restricted stock award until such shares are vested. Upon termination of the recipient's relationship with the Company, the Company is entitled to repurchase those shares which are not vested on the termination date at a price equal to their original purchase price.

GENERAL

     The Board of Directors or the Compensation Committee may, at its sole discretion, include additional provisions in any option or award granted or made under the Equity Incentive Plan, including without limitation restrictions on transfer, repurchase rights, commitments to pay cash bonuses, to make, arrange for or guaranty loans or to transfer other property to optionees upon exercise of options or the making of an award, or such other provisions as shall be determined by the Board of Directors or the Compensation Committee, so long as such provisions not inconsistent with the terms of the Equity Incentive Plan. The Board of Directors or the Compensation Committee may also, in its sole discretion, accelerate or extend the date or dates on which all or any particular option or options granted under the Equity Incentive Plan may be exercised.

AMENDMENT AND TERMINATION OF THE EQUITY INCENTIVE PLAN

     The Board of Directors may at any time amend or modify the terms of the Equity Incentive Plan in any respect except that the Board of Directors may not adopt any amendment requiring stockholder approval under Section 422 of the Code or under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") without the approval of the stockholders of the Company.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the United States federal income tax consequences that generally will arise with respect to options granted and awards of restricted stock made under the Equity Incentive Plan and with respect to the sale of Common Stock acquired under the Equity Incentive Plan.

  Incentive Stock Options

     In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of Common Stock acquired through the exercise of the option ("ISO Stock"). The exercise of an incentive stock option may, however, subject the participant to the alternative minimum tax.

     Generally, the tax consequences of selling ISO Stock will vary with the length of time that the participant has owned the ISO Stock at the time it is sold. If the participant sells ISO Stock after having owned it for at least two years from the date the option was granted (the "Grant Date") and one year from the date the option was exercised (the "Exercise Date"), then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price.

     If the participant sells ISO Stock for more than the exercise price prior to having owned it for at least two years from the Grant Date and one year from the Exercise Date (a "Disqualifying Disposition"), then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain. This capital gain will be a long-term capital gain if the participant has held the ISO Stock for more than one year prior to the date of sale.

     If the participant sells ISO Stock for less than the exercise price, then the participant will recognize capital loss in an amount equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if the participant has held the ISO Stock for more than one year prior to the date of sale.

  Nonstatutory Stock Options

     As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a nonstatutory stock option. Unlike the case of an incentive stock option, however, a participant who exercises a nonstatutory stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock acquired through the exercise of the option ("NSO Stock") on the Exercise Date over the exercise price.

     With respect to any NSO Stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, a participant generally will recognize capital gain or loss in an amount equal to the excess of the sale price of the NSO Stock over the participant's tax basis in the NSO Stock. This capital gain or loss will be a long-term gain or loss if the participant has held the NSO Stock for more than one year prior to the date of the sale.

  Restricted Stock Awards

     A participant will not recognize taxable income upon the grant of a restricted stock award, unless the participant makes an election under Section 83(b) of the Code (a "Section 83(b) Election"). If the participant makes a
Section 83(b) Election within 30 days of the date of the grant, then the participant will recognize ordinary compensation income, for the year in which the award is granted, in an amount equal to the difference between the fair market value of the Common Stock at the time the award is granted and the purchase price paid for the Common Stock. If a Section 83(b) Election is not made, the participant will recognize ordinary compensation income, at the time that the forfeiture provisions or restrictions on transfer lapse, in an amount equal to the difference between the fair market value of the Common Stock at the time of such lapse and the original purchase price paid for the Common Stock. The participant will have a tax basis in the Common Stock acquired equal to the sum of the price paid and the amount of ordinary compensation income recognized.

     Upon the disposition of the Common Stock acquired pursuant to a restricted stock award, the participant will recognize a capital gain or loss in an amount equal to the difference between the sale price of the Common Stock and the participant's tax basis in the Common Stock. The capital gain or loss will be a long-term capital gain or loss if the shares are held for more than one year. For this purpose, the holding period shall begin just after the date on which the forfeiture provisions or restrictions lapse if a Section 83(b) Election is not made, or just after the award is granted if a Section 83(b) Election is made.

  Tax Consequences to the Company

     The grant of an option or award under the Equity Incentive Plan will have no tax consequences to the Company. Moreover, in general, neither the exercise of an incentive stock option nor the sale of any Common Stock acquired under the Equity Incentive Plan will have any tax consequences to the Company. The Company generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the Equity Incentive Plan, including in connection with a restricted stock award or as a result of the exercise of a nonstatutory stock option or a Disqualifying Disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     Subject to ratification by the stockholders, the Board of Directors, on the recommendation of its Audit Committee, has selected the firm of PricewaterhouseCoopers LLP as the Company's independent accountants for the current fiscal year. PricewaterhouseCoopers LLP (or one of its predecessor firms) has been the Company's independent accountants for the seven most recent fiscal years.

     Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock ("Reporting Persons") to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely on its review of copies of reports filed by the Reporting Persons and furnished to the Company, the Company believes that during 1999 its officers, directors and holders of more than 10% of the Company's Common Stock complied with all Section 16(a) filing requirements.

                                 OTHER MATTERS

     Management does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     All costs of solicitations of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telecopy, personal interviews, and other means. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their out-of-pocket expenses in connection therewith.

     Any proposal that a stockholder of the Company wishes to be considered for inclusion in the Company's proxy statement and proxy card for the Company's 2001 Annual Meeting of Stockholders (the "2001 Annual Meeting") must be submitted to the Clerk of the Company at its offices, 13 Centennial Drive, Peabody, Massachusetts 01960, no later than December 22, 2000.

     If a stockholder of the Company wishes to present a proposal before the 2001 Annual Meeting, but does not wish to have the proposal considered for inclusion in the Company's proxy statement and proxy card, such stockholder must also give written notice to the Clerk of the Company at the address noted above. The Clerk must receive such notice no later than March 7, 2001. If a stockholder fails to provide timely notice of a proposal to be presented at the 2001 Annual Meeting, the proxies designated by the Board of Directors of the Company will have discretionary authority to vote on any such proposal.

                                            By Order of the Board of Directors,

                                            David E. Redlick, Clerk

April 20, 2000
                            ------------------------

     THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

PROXY                                                                      PROXY

                                 SAUCONY, INC.

                 ANNUAL MEETING OF STOCKHOLDERS - MAY 18, 2000
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                 OF THE COMPANY

     This undersigned, having received notice of the meeting and the proxy statement therefor, and revoking all prior proxies, hereby appoint(s) John H. Fisher, Charles A. Gottesman and David E. Redlick, and each of them, attorneys or attorney of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of Saucony, Inc. (the "Company") to be held at the Company's headquarters, 13 Centennial Drive, Peabody, Massachusetts 01960 at 11:00 a.m. (local time), on Thursday, May 18, 2000 and any adjourned sessions thereof, and there to vote and act upon the following matters in respect of shares of Class A Common Stock of the Company that the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present. Each of the following matters is being proposed by the Company.

     IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF.

                         (TO BE SIGNED ON REVERSE SIDE)

                        Please sign, date and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Stockholders
                                 SAUCONY, INC.

                                  May 18, 2000

                Please Detach and Mail in the Envelope Provided

     X   Please mark your votes as in this example.
    ---

     (INSTRUCTIONS: To withhold authority to vote for any individual nominee, print that nominee's name on the line provided below.)

1.  Election of Directors

          ____  For                    Nominees:    John M. Connors, Jr.
                                                    John H. Fisher
          ____  Withheld                            Phyllis H. Fisher
                                                    Charles A. Gottesman
          For (all nominees except                  Robert J. LeFort, Jr.
          as marked below)                          John J. Neuhauser


          ________________________


2. Approval of an amendment to the Company's 1993 Equity Incentive Plan, amended, increasing the number of shares issuable under the plan from 1,150,000 to 1,900,000.

           ____  For            ____ Against          ____ Abstain

3. Ratification of selection of PricewaterhouseCoopers LLP as the Company's independent accountants.

           ____  For            ____ Against          ____ Abstain

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY ELECTION TO OFFICE OR PROPOSAL SPECIFIED ABOVE, THIS PROXY WILL BE VOTED FOR SUCH ELECTION TO OFFICE OR PROPOSAL.

     Attendance of the undersigned at the meeting or at any adjourned session thereof, will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

Signature: ______________ Date: ________ Signature: _____________ Date: _______

NOTE: Please sign name(s) exactly as appearing hereon. When signing as attorney, executor, administrator, or other fiduciary, please give your full title as such. Joint owners should each sign personally.